EXHIBIT 11



                       ANDRX CORPORATION AND SUBSIDIARIES
                        COMPUTATION OF NET LOSS PER SHARE
                                   (UNAUDITED)


                                                         THREE MONTHS ENDED
                                                             MARCH 31,
                                                       1997             1996
                                                   ----------------------------


Net loss                                            $ (1,402,500)   $  (722,400)
                                                    ============    ===========

Actual weighted average shares
    of common stock outstanding                       13,498,900     10,727,100

Impact of options granted within
    12 months of initial public offering,
    after application of the treasury method                 --          16,500
                                                    ------------    -----------

Weighted average shares of
    common stock outstanding                         13,498,900      10,743,600
                                                    ===========     ===========

Net loss per share                                  $     (0.10)    $     (0.07)
                                                    ===========     ===========